Exhibit 99.1

Court Authorizes Collateral In Sierra Pacific Resources-Enron Dispute

November 6, 2003
Sierra Pacific Resources
Contact: Media:
Andrea Smith: (702) 367-5683
Analyst Contact:
Vicki Erickson (775) 834-5646
Phone: please see above

For Immediate Release

Ruling Stays Execution Pending Appeal

     Las Vegas, Nev. — Sierra Pacific Resources (NYSE:SRP) announced that the Bankruptcy Court of the Southern District of New York today ruled on the amount and types of collateral that the company’s electric utilities, Nevada Power Company and Sierra Pacific Power Company, will be required to place in escrow, pending their appeal of the court’s previous decision involving the dispute with Enron over $336 million in terminated power contracts.

     Judge Arthur Gonzalez’s ruling stays execution of the court’s previous decision in favor of Enron through the posting into escrow by the Nevada utilities of $338 million of General and Refunding bonds secured by the companies’ assets plus approximately $280,000 in cash for prejudgment interest. Additionally, the Sierra Pacific utilities will pay $35 million in cash to escrow 90 days after the date of the final stay order. The judge added that conditions related to the order will be reviewed by the court approximately two weeks after the payment of the $35 million in cash collateral.

     “The judge’s ruling now allows us to move forward with our appeal,” said Walter Higgins, Sierra Pacific’s chairman and chief executive officer. “I have said on numerous occasions that we do not believe our company should be required to pay Enron for power that was not delivered, and at unprecedented high prices largely caused by Enron’s manipulation of the energy market. Since prior FERC rulings already have found Enron guilty of price manipulation, we are confident our position will be upheld on appeal.”

     The company said it would have no further comment until it has received and reviewed the court’s final stay order.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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